Exhibit 10.1

Amendment to the

Toys “R” Us, Inc. Non-Employee Directors’ Stock Option Plan

The Toys “R” Us, Inc. Non-Employee Directors’ Stock Option Plan, which first became effective in 1999 (the “Plan”), is hereby amended, effective as of March 16, 2005, as follows.

1. A new paragraph is added to the end of Section 8 of the Plan, which reads as follows:

“Notwithstanding the foregoing, all unvested Options shall vest immediately on the date of a Change of Control (as defined below). A “Change of Control” shall mean: (a) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, immediately following such Business Combination each of the following would be correct: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the person resulting from such Business Combination (including, without limitation, a person which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company common stock and outstanding Company voting securities, as the case may be, and (ii) no person (excluding (A) any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, or such corporation resulting from such Business Combination or any Affiliate of such corporation, or (B) any entity in which such person has a material equity interest, or any “Affiliate” (as defined in Rule 405 under the Securities Act of 1933, as amended, of such entity) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (b) approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.”

2. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

The Corporation has caused this Amendment to be executed as of the day and year first above written.

TOYS “R” US, INC.

By:	/s/ Deborah M. Derby
Deborah M. Derby
Its:	Executive Vice President - Human Resources